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                                                                      EXHIBIT 11
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                                   NVR, INC.
                       Computation of Earnings Per Share
               (amounts in thousands, except per Share amounts)

                                                     YEAR ENDED            YEAR ENDED            YEAR ENDED
                                                 DECEMBER 31, 1997     DECEMBER 31, 1996     DECEMBER 31, 1995
                                                 -----------------     -----------------     -----------------
1.  Net income                                      $28,879                   $25,781                $17,327
                                                    -------                   -------                -------

2.  Average number of Shares
    outstanding                                      11,839                    14,621                 15,334

3.  Shares issuable upon exercise of
    dilutive options, warrants and
    subscriptions outstanding during
    period, based on average market price             1,406                       516                     71
                                                    -------                   -------                -------

4.  Average number of Shares and
    Share equivalents outstanding (2 + 3)            13,245                    15,137                 15,405
                                                    =======                   =======                =======

5.  Basic earnings per share (1/2)                  $  2.44                   $  1.76                $  1.13
                                                    =======                   =======                =======

6.  Diluted earnings per share (1/4)                $  2.18                   $  1.70                $  1.12
                                                    =======                   =======                =======

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